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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              THE LTV CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

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NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

LTV LOGO                      THE LTV CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, APRIL 23, 1999
                                                     The LTV Corporation
                                                     200 Public Square
                                                     Cleveland, Ohio 44114-2308

--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of The LTV Corporation will be held on Friday, April 23, 1999 at nine o'clock a.m., Delaware Time, in the Gold Ballroom of the Hotel DuPont at Eleventh and Market Streets, Wilmington, Delaware 19801 for the following purposes:

     1. To elect three directors;

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth certain additional information.

     Only stockholders of record at the close of business on February 25, 1999 will be entitled to notice of and to vote at the meeting. The meeting is scheduled to adjourn at ten o'clock a.m.

     Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the self-addressed envelope enclosed for that purpose. No postage is required if mailed in the United States. Any person giving a proxy has the power to revoke it at any time before it is exercised, and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation may be effected in the manner provided on page 1 of the Proxy Statement. Stockholders are also requested to indicate by checking the appropriate box on the proxy if they intend to attend the meeting in person.

                                                By Order of the Board of
                                                Directors

                                                Glenn J. Moran
                                                Senior Vice President,
                                                General Counsel and Secretary

March 5, 1999

LTV LOGO
                              THE LTV CORPORATION
March 5, 1999

PROXY STATEMENT
                                                     The LTV Corporation
                                                     200 Public Square
                                                     Cleveland, Ohio 44114-2308

--------------------------------------------------------------------------------

     This Proxy Statement is furnished to stockholders of The LTV Corporation (the "Company") in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Friday, April 23, 1999 (the "1999 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later proxy, in either case delivered to ChaseMellon Shareholder Services. Attendance at the 1999 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     The Company has adopted a confidential voting policy which provides that votes of all stockholders of the Company shall be held in confidence from the Company and its officers, directors and employees except (i) as may be required by law or to assert or defend claims for or against the Company, (ii) in the case of a contested proxy solicitation, or (iii) in the case of stockholder communications written on the returned proxy material. As part of the policy, the Company employs the transfer agent for the Company's Common Stock (or another third party) as an independent tabulator to receive and tabulate the proxies and as independent inspectors of election.

     All outstanding shares of the Company's common stock, par value $0.50 ("Common Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1999 Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (i) vote for the election of all nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A stockholder may, with respect to the ratification of auditors, (i) vote "FOR" ratification, (ii) vote "AGAINST" ratification or (iii) "ABSTAIN" from voting on ratification. A vote to abstain from voting on ratification has the legal effect of a vote against ratification. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all nominees named herein as directors and for ratification of the selection of independent auditors.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered non-voted shares. Ratification of the Company's auditors requires the affirmative vote of a majority and the election of directors requires a plurality of the votes attributable to all shares present in person or by proxy at the meeting and entitled to vote on such matter. Accordingly, non-voted shares with respect to such matters will not affect the ratification of the Company's auditors or the outcome of the election of directors.

     The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.

     Only holders of the Company's Common Stock and Series B Preferred Stock of record at the close of business on February 25, 1999 will be entitled to vote at the meeting. Each issued and outstanding share of Common Stock is entitled to one vote upon each matter to be voted on at the 1999 Annual Meeting. Each issued and outstanding share of Series B Preferred Stock will be entitled to 5.85138 votes upon each matter to be voted upon at such meeting. All such stock will vote as a single class upon each matter proposed by the Company for consideration. As of February 25, 1999, there were issued and outstanding 99,794,426 shares of Common Stock and 500,000 shares of Series B Preferred Stock.

BUSINESS AGENDA

     Information relating to the election of directors is set forth immediately below. The proposal to ratify the selection of the Company's independent auditors is set forth beginning at page 25.

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation as amended provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, except that the total number of directors shall be not less than three nor more than fifteen. The Restated Certificate further provides that the term of each class of directors is three years. The term of each class expires in rotation. In the case of any director who is an officer or employee of the Company, such director's term will expire at the end of the second month following such director's retirement or resignation from his position as an officer or employee. No person is eligible to be elected a director if such person is 70 years old or older at the time of election.

     Mr. Hoag, who had been the Chairman of the Board of Directors and Chief Executive Officer of the Company prior to the election of Mr. Peter Kelly to such positions, and whose term would have expired at the 2000 Annual Meeting, has elected to retire as an officer and a director of the Company effective January 31, 1999. Mr. Ball, age 72, whose term as a director expires at the 1999 Annual Meeting, has reached retirement age and is not standing for re-election, and Mr. Stern, whose term as a director would have expired at the 2000 Annual Meeting, resigned as a director because of conflicting work commitments in October 1998.

     The departures of Mr. Hoag and Dr. Stern created an imbalance in the Third Class of the Board. To address such imbalance, Mr. Kelly, who had been a Director of the Second Class, was appointed a Director of the Third Class to fill the vacancy created by the departure of Dr. Stern. In connection with the departures of Messrs. Hoag and Ball, the Board of Directors determined not to fill such vacancies and has reduced the size of the Board to ten, effective as of the date of the 1999 Annual Meeting.

     Pursuant to the terms of the Company's current collective bargaining agreements which expire in August 1999, the United Steelworkers of America ("USWA") has the right to select a nominee for one seat on the Board of Directors, and the Company is obligated, if the nominee is reasonably satisfactory to the Company, to use its best efforts to secure the election of such nominee. In the event such right is exercised in the future, the total number of directors will be increased by one.

     Further, pursuant to an agreement with Sumitomo Metal Industries, Ltd. ("Sumitomo"), Sumitomo has the right to designate or approve the nomination of one person (who, if such person is not a current or former employee of Sumitomo or any of its subsidiaries, must be reasonably acceptable to the Company) for election as a director of the Company so long as Sumitomo holds 5 percent or more of the then outstanding shares of Common Stock (assuming conversion of its convertible securities) and at least one share of Series B Preferred Stock. See "Security Ownership of Directors, Management and Principal Stockholders." Sumitomo's director selection right has not been exercised. In the event such right is exercised in the future, the total number of directors will be increased by one. In the event that the Company's Board of Directors is expanded to exceed fifteen directors, Sumitomo will have the right to designate or approve the nomination of two persons for election as directors to the Board of Directors.

     In addition, under the Certificate of Designations of the Series B Preferred Stock, if the Company does not pay dividends for six or more consecutive quarters on its Series B Preferred Stock, the Company's Board of Directors will be increased by two members and holders of the Series B Preferred Stock will be entitled, voting separately as a single class, to elect two directors of the Company.

     At the present time it is intended that shares represented by the enclosed proxy will be voted for the re-election of Mr. John E. Jacob, Mr. Edward C. Joullian III and Mr. Samuel K. Skinner as Directors of the Second Class for a three-year term expiring at the 2002 annual election, unless contrary instructions are received.

     All of the nominees named are currently members of the Board of Directors. All incumbent directors attended during the last fiscal year more than 75 percent of the total number of meetings of the Board and committees on which they served (held during the periods that they served) except Mr. Jacob who attended 74% of such meetings. In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors. Alternatively, the Board may elect not to fill the vacancy and to reduce the number of directors.

     The affirmative vote of a plurality of the votes attributable to all shares entitled to vote, voting together as a single class, is required to elect the nominees as Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS.

--------------------------------------------------------------------------------

INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

The names of the directors whose terms of office will continue after the 1999 Annual Meeting and the nominees, their principal occupations during at least the past five years, other directorships held, and certain other information are set forth below. Edgar Ball whose term expires at the 1999 Annual Meeting has, as indicated above, reached retirement age and is not standing for re-election. Ages shown are as of March 1, 1999.
--------------------------------------------------------------------------------

Directors of the Second Class Nominated for Election at the 1999 Meeting for Terms Expiring in 2002


[John E. Jacob photo]        John E. Jacob, age 64, became a director of the Company in
                             June 1993. Mr. Jacob has been Executive Vice President and
                             Chief Communications Officer for Anheuser-Busch Companies,
                             Inc. since June 1994. Prior thereto, he had been President and Chief Executive Officer of the National Urban League
                             Inc. since January 1982. He also is a director of Coca-Cola
                             Enterprises, Inc. and Anheuser-Busch Companies, Inc. Member
                             of the Company's Board Affairs and Compensation and
                             Organization Committees.

[Edward C. Joullian          Edward C. Joullian III, age 69, became a director of the
III photo]                   Company in October 1976. For more than the past five years, he has been Chairman of the Board and, until August 1998,
                             Chief Executive Officer of Mustang Fuel Corporation (energy development and services). He also is a director of American
                             Fidelity Companies (insurance) and its subsidiaries and
                             Fleming Companies, Inc. (food distribution). He also is a
                             trustee of The Colonial Williamsburg Foundation,
                             Williamsburg, Virginia. Member of the Company's Capital and
                             Technology and Compensation and Organization Committees.

[Samuel K. Skinner           Samuel K. Skinner, age 60, became a director of the Company
photo]                       in June 1993. Since September 1998, Mr. Skinner has been a partner and Co-Chairman of the law firm of Hopkins & Sutter.
                             Until his retirement, he was President and a director of
                             Commonwealth Edison Company from February 1993 to March
                             1998. Prior thereto, he served as Chief of Staff to the
                             President of the United States. Prior to his White House
                             service, Mr. Skinner served as U.S. Secretary of
                             Transportation for nearly three years. Prior to February
                             1989, he practiced law as a Senior Partner in the Chicago
                             law firm of Sidley & Austin, where he served on the firm's executive committee. He is also a director of ANTEC
                             Corporation (supplier to communications industry), Union
                             Pacific Resources Group Inc. (oil and gas exploration and
                             production), Stimsonsite Corporation (manufacturing), EVEREN
                             Capital Corporation (investment banking) and Midwest Express
                             Holdings, Inc. (airline). Member of the Company's Board
                             Affairs and Pension and Investment Committees.

--------------------------------------------------------------------------------

Directors of the Third Class -- Terms Expire in 2000


[J. Peter Kelly photo]       Peter Kelly, age 57, became Chairman of the Board on
                             February 1, 1999 and Chief Executive Officer of the Company
                             in September 1998. Additionally, since July 1997 he has been a director and the President and Chief Operating Officer of the Company. Prior thereto, he was a Group Vice President of the Company from February 1991 to July 1997. He also has
                             been the President, Chief Operating Officer and a director of LTV Steel Company, Inc. since January 1993. Mr. Kelly
                             also serves as a director of National City Bank.

[Stephen B. Timbers          Stephen B. Timbers, age 54, became a director of the Company
photo]                       in June 1993. In February 1998, he became the President of
                             Northern Trust Global Investments. From 1995 through 1997, he was President, Chief Executive Officer and Chief
                             Investment Officer of Zurich Kemper Investments, Inc. From
                             1992 to 1996 he was President, Chief Operating Officer, and
                             a director of Kemper Corporation. Chairman of the Company's
                             Compensation and Organization Committee and member of the
                             Company's Executive and Audit Committees.

[Farah M. Walters            Farah M. Walters, age 54, became a director of the Company
photo]                       in June 1993. She is President and Chief Executive Officer
                             of University Hospitals Health System Inc. and University
                             Hospitals of Cleveland. Prior thereto, beginning in March
                             1991 until January 1992, she served as Senior Executive Vice
                             President of University Hospitals Health System and
                             Executive Director of University Hospitals of Cleveland. She
                             also is a director of Kerr-McGee Corporation (oil and gas)
                             and The Geon Company (polyvinyl chloride compounds and
                             resins). Chairwoman of the Company's Audit Committee and
                             member of the Executive and Pension and Investment
                             Committees.

--------------------------------------------------------------------------------

Directors of the First Class -- Terms Expire in 2001

[Dr. Colin C. Blaydon        Dr. Colin C. Blaydon, age 58, became a director of the
photo]                       Company in September 1988. Dr. Blaydon is Dean Emeritus and
                             Buchanan Professor of Management of the Amos Tuck School of
                             Business Administration and a director of the John H. Foster
                             Center for Private Equity at Dartmouth College. Dr. Blaydon
                             is also a Senior Advisor of Putnam, Hayes & Bartlett, Inc., a professional consulting firm, and Chairman of the Board of
                             ITP Systems (systems integration). He is also a director of
                             Mercantile Trust Company NA, a Trustee of The Center for
                             Excellence in Government and a Trustee of the Lowell
                             Whiteman School. Chairman of the Company's Pension and
                             Investment Committee and Member of the Company's Executive,
                             Audit and Board Affairs Committees.

[William C. Bricker          William H. Bricker, age 67, became a director of the Company
photo]                       in March 1982. He was from July 1976 to May 1987 the Chief
                             Executive Officer and from November 1979 to May 1987 the
                             Chairman of the Board of Diamond Shamrock Corporation, now
                             known as Maxus Energy Corporation (coal, chemicals and oil and gas). He is Chairman of the Board and Chief Executive
                             Officer of BTC Partners, Inc. and D.S. Energy Services, Inc.
                             (business consultants and international oil and gas), Trust
                             Manager of American Industrial Properties REIT and President
                             of Bear Creek Angus Ranch, Inc. Member of the Company's
                             Capital and Technology and Compensation and Organization
                             Committees.

[M. Thomas Moore             M. Thomas Moore, age 64, became a director of the Company in
photo]                       June 1993. Mr. Moore was Chairman of the Board of
                             Cleveland-Cliffs Inc (iron ore) from May 1988 to November
                             1997 and its Chief Executive Officer from January 1987 to
                             November 1997. He also is a director of KeyCorp (banking)
                             and The Lubrizol Corporation (chemical manufacturing).
                             Chairman of the Company's Board Affairs Committee and member of the Company's Executive and Capital and Technology
                             Committees.

[Vincent A. Sarni            Vincent A. Sarni, age 70, became a director of the Company
photo]                       in June 1993. Mr. Sarni was Chairman of the Board and Chief
                             Executive Officer of PPG Industries, Inc. from November 1984 until September 1993. He is also a director of PPG
                             Industries, Inc. and Hershey Foods Corporation. Chairman of
                             the Company's Capital and Technology Committee and member of the Company's Executive and Compensation and Organization
                             Committees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has standing Audit, Board Affairs, Capital and Technology, Compensation and Organization, Pension and Investment and Executive Committees of the Board of Directors. The members of these Committees have been identified above. The Board of Directors routinely meets in the evening and again the following morning. In 1998, the Board of Directors had eight evening meetings and eight morning meetings.

     The Audit Committee recommends the selection of independent auditors to the Board of Directors; reviews the plan of the audits to be performed by the independent auditors and internal audit department, together with their audit reports and any recommendations made by them; reviews the results of the audit for the prior fiscal year with the independent auditors; reviews annual financial statements before they are published; reviews the independence of the independent auditors and the internal audit function; and reviews the Company's significant accounting policies, internal controls and financial reporting practices. The Committee also reviews the Company's policies in respect to business conduct, environmental operations, safety and health. The Audit Committee met three times in 1998.

     The Board Affairs Committee reviews and recommends to the Board of Directors nominees for election to the Board. The Committee also reviews and recommends to the Board all matters relating to its composition, terms, ethics, procedures, compensation and benefits, committee structures and assignments, and corporate governance and committee guidelines. The Committee also monitors the effectiveness of the Board and reviews the annual proxy statement before publication. The Board Affairs Committee met four times in 1998.

     The Capital and Technology Committee reviews and recommends to the Board of Directors the annual capital expenditure budget, designated capital expenditures, and reviews and recommends to the Board new business ventures. The Committee also reviews new and emerging technologies relating to the steel industry. The Capital and Technology Committee met four times in 1998.

     The Compensation and Organization Committee determines the annual salary, bonus and other benefits of the officers of the Company and certain subsidiary officers, and establishes and reviews, as appropriate, executive compensation policies and performance standards under compensation programs for such officers. The Committee also reviews and recommends new or revised employee benefit plans to the Board of Directors, grants stock related incentives and administers the Company's employee benefit plans. The Committee also reviews and recommends to the Board candidates for election as corporate officers, reviews and monitors management development and succession including the evaluation of the Chief Executive Officer, reviews and approves the service of certain officers with respect to other entities, and reviews the annual proxy statement before publication. The Compensation and Organization Committee met seven times in 1998.

     The Pension and Investment Committee sets funding and investment policies for the pension plans and employee welfare benefit plans of the Company and its subsidiaries, monitors compliance by the Company with the terms of the Company's settlement agreement with the Pension Benefit Guaranty Corporation, and appoints, monitors and terminates investment managers. The Pension and Investment Committee met two times in 1998.

     The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to rescind any action previously taken by the Board or to take certain actions enumerated in the Company's By-Laws (such as amend the Certificate of Incorporation or adopt an agreement of merger or consolidation). The Executive Committee meets as necessary and did not meet in 1998.

DIRECTOR COMPENSATION

     Mr. Kelly receives no compensation for his service as a director. Directors who are not employees of the Company receive fees in accordance with the following schedule.

Annual retainer For Board service..........................  $40,000   (half in Common Stock)
     For service as chairman of a committee................  $ 2,500
Attendance fees
     Board meetings (per meeting)..........................  $ 1,000
     Committee meetings (per meeting)......................  $ 1,000

     The Company believes that the overall level of its compensation for non-employee directors is competitive with the average level of director compensation at other integrated flat rolled steel companies and selected industrial companies similar in size to the Company which were reviewed by the Board Affairs Committee.

     The primary objective of the Company in paying 50% of the annual retainer for Board service in the form of Common Stock is to further align the financial interests of its directors with those of the Company's stockholders. The Company also has a non-employee directors' stock option plan whereunder non-employee directors who own at least 1,000 shares of the Company's Common Stock receive an annual grant of options to purchase 1,000 shares of Common Stock.

     Further, the Company has a non-employee directors' equity compensation plan whereunder non-employee directors may elect to take the remainder of their annual retainer and other fees in the form of Common Stock of the Company. The Company also has a non-employee directors' deferred compensation plan which permits non-employee directors to defer receipt of their fees and provides eight notional investment options for such fees, including a notional investment in the Company's Common Stock payable in cash.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership as of December 31, 1998 of each class of the Company's equity securities by (i) each of the directors, (ii) the executives named in the summary compensation table below and (iii) all current directors and officers of the Company as a group. The table also sets forth separately such individual's interest in notional Common Stock derivative securities whose unit value is derived from the market value of a share of the Company's Common Stock. The value of such securities is paid out in cash. All securities shown have been acquired since June 1, 1993. No persons are known by management to be beneficial owners of more than 5% of any class of the Company's equity securities, except as noted below. All such holders have sole voting and investment powers unless otherwise indicated.

                                                                                    INTEREST IN
                                      NUMBER BENEFICIALLY OWNED     % OF CLASS        NOTIONAL
                                      -------------------------    ------------     COMMON STOCK
                                              SHARES OF             SHARES OF        DERIVATIVE
                NAME                        COMMON STOCK           COMMON STOCK    SECURITIES (E)
                ----                  -------------------------    ------------    --------------
DIRECTORS
David H. Hoag.......................             646,573(c)(d)(f)      (a)              1,596
Peter Kelly.........................             203,626(c)(d)(f)      (a)              1,562
Edgar L. Ball.......................               5,651(c)(d)         (a)                  0
Dr. Colin C. Blaydon................               9,651(c)(d)         (a)                  0
William H. Bricker..................               6,114(d)            (a)                  0
John E. Jacob.......................               9,679(c)(d)         (a)              1,208
Edward C. Joullian III..............              17,878(b)(d)         (a)                  0
M. Thomas Moore.....................              12,898(c)(d)         (a)                  0
Vincent A. Sarni....................               9,651(c)(d)         (a)                  0
Samuel K. Skinner...................               9,788(c)(d)         (a)                  0
Stephen B. Timbers..................              17,514(d)            (a)                  0
Farah M. Walters....................               9,651(c)(d)         (a)                  0

FOUR OTHER OFFICERS NAMED IN
  SUMMARY COMPENSATION TABLE
James F. Haeck......................              63,027(c)(d)(f)      (a)              1,519
Richard J. Hipple...................              42,445(c)(d)(f)      (a)              1,002
Arthur W. Huge......................              91,395(c)(d)         (a)              1,150
Glenn J. Moran......................              58,529(c)(d)         (a)              1,285
All current directors and executive
  officers (19 including above).....           1,318,500(c)(d)         1.3             11,540

---------------

(a) Less than 1% of class.

(b) Mr. Joullian has a beneficial interest in 3,000 shares of Common Stock owned by Joullian & Co., a limited partnership.

(c) Includes restricted shares of Company Common Stock in the following amounts which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition: Mr. Hoag -- 1,500 shares; Mr. Kelly -- 38,391 shares; Mr. Hipple -- 1,205 shares; Mr. Huge -- 900 shares; Mr. Moran -- 326 shares and All Current Directors and Executive Officers as a Group -- 49,248 shares. Additionally, the amounts shown for Messrs. Ball, Blaydon, Jacob, Moore, Sarni, and Mrs. Walters include 3,651 notional shares payable in Common Stock. Additional amounts of such notional stock included for other individuals named in the table are as follows: Mr. Hoag -- 80,670 shares; Mr. Kelly -- 23,482 shares; Mr. Skinner -- 2,230 shares; Mr. Haeck -- 10,873 shares; Mr. Hipple -- 2,231 shares, Mr. Huge -- 8,049 shares and Mr. Moran
     -- 8,479 shares. Such notional shares have no voting rights.

(d) Includes shares of Common Stock in the following amounts which are not now owned but which could be acquired by exercise of stock options: Each non-employee Director (except Messrs. Ball and Bricker) -- 5,000 shares; Messrs. Ball and Bricker -- 2,000 shares; Mr. Hoag -- 538,800 shares; Mr. Kelly -- 133,000 shares; Mr. Haeck -- 49,652 shares; Mr. Hipple -- 32,456 shares; Mr. Huge -- 73,584 shares and Mr. Moran -- 45,998 shares and All Current Directors and Executive Officers as a Group -- 978,693 shares.

(e) These derivative securities are notional (or phantom) investments in Common Stock that are denominated and payable in cash. Accordingly, these derivative securities have no voting rights.

(f) In addition to the shares shown above, certain named executive officers have purchased shares of Common Stock during 1999 in the following amounts using a portion of their payments made in February 1999 under the Company's Annual Incentive Program and/or amounts held in their accounts in the LTV retirement plans: Mr. Kelly -- 73,565 shares; Mr. Haeck -- 7,273 shares and Mr. Hipple -- 8,753 shares. All shares using funds from the Annual Incentive Program were matched on a one-for-four share basis pursuant to the terms of the Company's Management Stock Acquisition Program; shares acquired using funds in the retirement plans were not matched.

     Sumitomo and its affiliates own 100% of the Company's Series B Preferred Stock (500,000 shares) and 3,328,220 shares of the Company's Common Stock. Sumitomo and its affiliates, through conversion of its Series B Preferred Stock, together with its existing shares of the Company's Common Stock, could acquire up to 6,253,908 shares or more than 6% of the Company's Common Stock. The address of Sumitomo's U.S. affiliate is c/o Sumitomo Metal USA Corporation, 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.

     In January 1999, the Company was notified that affiliates of Oaktree Capital Management owned beneficially 5,943,700 shares of Common Stock of the Company. As to such shares, the OCM Principal Opportunities Fund, L.P., the OCM Opportunities Fund II, L.P. and other separate accounts had the sole power to vote or direct the vote and the power to dispose or direct the deposition of 4,849,600 shares, 1,072,220 shares and 21,880 shares, respectively. The address of Oaktree Capital Management is 550 South Hope Street, 22nd Floor, Los Angeles, California 90071.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and other components of the compensation for 1998 of David H. Hoag, the Chief Executive Officer of the Company until September 1, 1998, Peter Kelly, the Chief Executive Officer for the period thereafter and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL
                                            COMPENSATION             LONG-TERM COMPENSATION
                                         ------------------    -----------------------------------
                                                                        AWARDS             PAYOUTS
                                                               ------------------------    -------
                                                                             NUMBER OF
                                                               RESTRICTED    SECURITIES               ALL OTHER
                                                                 STOCK       UNDERLYING     LTIP       COMPEN-
      NAME AND PRINCIPAL                 SALARY      BONUS      AWARD(S)      OPTIONS      PAYOUTS    SATION(2)
       POSITION IN 1998          YEAR      ($)        ($)        ($)(1)       GRANTED        ($)          $
      ------------------         ----    -------    -------    ----------    ----------    -------    ---------
David H. Hoag                    1998    690,000    164,000      50,470       107,400         0        255,247
Chairman and Chief               1997    645,000    280,000      21,984       107,400         0        243,724
Executive Officer                1996    600,000    316,000           0        61,000         0        224,461
(until 9/1/98)

Peter Kelly                      1998    503,333    140,000     221,299       196,500         0        203,114
President and Chief              1997    430,000    212,000      14,541        46,500         0        181,075
Operating Officer                1996    390,417    216,000           0        19,500         0        151,293
(Chief Executive Officer
beginning 9/1/98)

James F. Haeck                   1998    275,963     95,000       9,245        22,200         0         94,355
Executive Vice President         1997    234,850    129,000       3,324        15,500         0         83,343
                                 1996    227,333    121,000           0         7,750         0         71,304

Richard J. Hipple                1998    247,112     82,000      11,824        22,200         0         52,259
Executive Vice President         1997    200,533    105,000       3,563        15,500         0         37,646
                                 1996    174,200    101,000           0         7,750         0         33,851

Arthur W. Huge                   1998    367,283    134,000      11,946        28,700         0        117,917
Executive Vice President         1997    316,700    162,000       5,050        28,700         0        110,402
& Chief Financial Officer        1996    296,000    184,000           0         9,170         0         99,434

Glenn J. Moran                   1998    247,650     94,000      10,178        15,500         0         77,991
Senior Vice President,           1997    234,333    115,000       4,780        15,500         0         64,668
General Counsel                  1996    225,333    113,000           0         7,750         0         65,657
and Secretary

---------------

(1) The number of shares and year-end value of restricted Common Stock awards held as of December 31, 1998 were as follows: Mr. Hoag -- 74,228 shares and $426,811; Mr. Kelly -- 46,725 shares and $268,669; Mr. Haeck -- 6,810 shares and $39,158; Mr. Hipple -- 3,670 shares and $21,103; Mr. Huge -- 7,082 shares and $40,722; and Mr. Moran -- 5,925 shares and $34,069. Included in these amounts are deferred restricted stock awards accrued in the form of notional stock and payable in shares of Common Stock which are subject to a 10% forfeiture provision for early withdrawal. Dividends are payable on restricted stock awards to the same extent as all other shares of Common Stock. All restricted stock awards granted under the Company's Amended and Restated Management Incentive Program, except for awards of matching restricted shares under the Company's Management Stock Acquisition Program, vest on the fifth anniversary of the date of grant. Restricted stock awards granted under the Company's Management Stock Acquisition Program vest on the third anniversary of the date of grant. Of the 30,000 shares of restricted stock granted to Mr. Kelly, 10,000 shares vest on the third anniversary of the date of grant. The remaining shares of restricted stock vest on or after the first anniversary of the date of grant only if the price of the Company's Common Stock reaches $10 a share as to 10,000 shares of restricted stock and $15 a share as to the remaining 10,000 shares of restricted stock.

(2) Consists of supplemental salary under the Design Your Benefits Program, accruals under defined contribution pension plans, matching employer contributions of cash to the Capital Accumulation Plan and service recognition payments in the following respective amounts for 1998: Mr. Hoag -- $40,140, $196,282, $5,625 and $13,200; Mr. Kelly -- $28,145,
    $160,344, $5,625 and $9,000; Mr. Haeck -- $13,636, $70,243, $5,625 and
    $4,851; Mr. Hipple -- $9,960, $36,739, $5,560 and $0; Mr. Huge -- $17,084,
    $95,208, $5,625 and $0; Mr. Moran -- $13,203, $59,216, $5,572 and $0.

     The following table sets forth certain information concerning options to purchase Company Common Stock granted in 1998 to the individuals named in the Summary Compensation Table.

                             OPTION GRANTS IN 1998

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                           ASSUMED
                                                                                 ANNUAL RATES OF STOCK PRICE
                                        INDIVIDUAL GRANTS                      APPRECIATION FOR OPTION TERM(3)
                       ---------------------------------------------------   -----------------------------------
                                    % OF TOTAL
                       NUMBER OF     OPTIONS
                       SECURITIES   GRANTED TO
                       UNDERLYING   EMPLOYEES    EXERCISE OR
                        OPTIONS     IN FISCAL     BASE PRICE    EXPIRATION
        NAME            GRANTED      YEAR(1)     ($/SHARE)(2)      DATE      0%($)      5%($)         10%($)
        ----           ----------   ----------   ------------   ----------   -----   -----------   -------------
David H. Hoag             107,400       10%        11.9375       02/26/08      0         806,306       2,043,339
Peter Kelly                46,500        4%        11.9375       02/26/08      0         349,099         884,686
                          150,000       14%         6.0625       09/24/08      0         571,875       1,449,375
James F. Haeck             22,200        2%        11.9375       02/26/08      0         166,667         422,366
Richard J. Hipple          22,200        2%        11.9375       02/26/08      0         166,667         422,366
Arthur W. Huge             28,700        3%        11.9375       02/26/08      0         215,465         546,032
Glenn J. Moran             15,500        1%        11.9375       02/26/08      0         116,366         294,895
All Common Stock
  Holders(4)           99,785,382       --         11.9375             --      0     749,138,755   1,898,466,785
                       99,785,382       --          6.0625             --      0     380,431,769     914,176,254

---------------

(1) A total of 1,060,800 options were granted to employees in 1998. With respect to those options (except for the 150,000 option share grant to Mr. Kelly), one-third of the options becomes exercisable on February 26, 1999, one-third on February 26, 2000 and one-third on February 26, 2001. With regard to Mr. Kelly's 150,000 option share grant, 50,000 options become exercisable on September 24, 1999. The remaining 100,000 options become exercisable on or after September 24, 1999 only if the price for a share of Common Stock has reached $10 as to 50,000 options and $15 as to the remaining 50,000 options. Each optionee must demonstrate the ownership of a specified number of "qualifying shares" of Company Common Stock in order to participate in future option awards. Each option is exercisable with a payment of cash, stock or both for a period of 10 years and vests immediately in the event of death, disability or retirement or in the event certain change of control events occur. If shares are used to exercise an option, the Compensation and Organization Committee of the Board of Directors may grant a replacement option on the shares so used.

(2) The exercise prices of all options were based on the closing prices of a share of Common Stock as reported on the New York Stock Exchange on the date of grant ($11.9375 and $6.0625).

(3) The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price.

(4) The potential realizable value for all stockholders is based on 99,785,382 shares of Common Stock outstanding at December 31, 1998.

     The following table sets forth certain information concerning the exercise in 1998 of options to purchase Company Common Stock by the individuals named in the Summary Compensation Table and the unexercised options to purchase Company Common Stock held by such individuals at December 31, 1998.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                         SHARES                            UNDERLYING                 IN-THE-MONEY OPTIONS
                       ACQUIRED ON     VALUE      OPTIONS GRANTED AT YEAR END          AT YEAR END($)(1)
                        EXERCISE      REALIZED    ----------------------------    ----------------------------
        NAME               (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    --------    -----------    -------------    -----------    -------------
David H. Hoag               0            0          339,466         199,334            0               0
Peter Kelly                 0            0          117,500         234,000            0               0
James F. Haeck              0            0           42,252          35,118            0               0
Richard J. Hipple           0            0           25,056          35,118            0               0
Arthur W. Huge              0            0           64,018          50,892            0               0
Glenn J. Moran              0            0           40,832          28,418            0               0

---------------

(1) The value is calculated based on the aggregate amount of the excess of $5.75 (the closing price of a share of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions report for December 31,
    1998) over the relevant exercise price.

                LONG-TERM INCENTIVE PLAN -- AWARDS MADE IN 1998

                                          PERFORMANCE        ESTIMATED FUTURE PAYOUTS OF PERFORMANCE SHARES
                        NUMBER OF           PERIOD           ----------------------------------------------
                       PERFORMANCE     UNTIL MATURATION      NO AWARD     THRESHOLD     TARGET     MAXIMUM
        NAME             SHARES            OR PAYOUT            (#)          (#)          (#)        (#)
        ----           -----------    -------------------    ---------    ----------    -------    --------
David H. Hoag            28,000            1998-2002             0          9,333       28,000      84,000
Peter Kelly              12,100            1998-2002             0          4,033       12,100      36,300
James F. Haeck            5,800            1998-2002             0          1,933        5,800      17,400
Richard J. Hipple         5,800            1998-2002             0          1,933        5,800      17,400
Arthur W. Huge            7,500            1998-2002             0          2,500        7,500      22,500
Glenn J. Moran            4,000            1998-2002             0          1,333        4,000      12,000

     The number of performance shares earned will be determined on the basis of the Company's total stockholder return (share price appreciation plus reinvested dividends) over a four-year performance period as compared to the companies composing the peer group as set forth in the Performance Graph (Armco/AK Steel, Bethlehem Steel, National Steel, Weirton, Wheeling-Pittsburgh and USX-Steel Group) plus Inland, Nucor and the Company. The Compensation and Organization Committee (the "Committee") has established an award achievement schedule for determining the actual shares earned, which will vary between threshold and maximum levels based on performance. Payment of shares generally will be made in shares of Common Stock as soon as practicable after the end of the performance period.

     During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance shares that will be subject to the same performance requirements and the same terms and conditions.

     No Award: If the Company's total stockholder return ranks sixth or worse among the nine steel companies listed above, no performance shares will be earned.

     Threshold Award: The amounts shown in the table represent the number of shares paid if the Company's total stockholder return ranks fifth among the nine steel companies listed above and total stockholder return for the period is negative. (If the Company's total stockholder return is negative for the period, any performance share award otherwise earned is reduced by two-thirds in amount.)

     Target Award: The target award will be earned if the Company's total stockholder return ranks fifth among the nine steel companies listed above, and total stockholder return for the period is positive.

     Maximum Award: The maximum award will be earned if the Company finishes with the highest total stockholder return among the steel companies listed above, and total stockholder return for the period is positive.

     The performance share award achievement schedule for 1998 awards requires that companies which cease to exist as independent entities be ranked last among the companies used in the comparison. Inland, which ceased to exist as an independent entity in 1998, will therefore be ranked last among the nine companies used in the comparison.

     The Committee retains the authority to adjust the performance share awards in appropriate circumstances.

RETIREMENT BENEFIT PLANS

  Restated Executive Benefit Plan

     In January 1996, the Company replaced the Executive Benefit Plan (the "Benefit Plan"), a defined benefit plan, with the Restated Executive Benefit Plan (the "Restated Plan"), a defined contribution plan. The Restated Plan is designed to provide a fixed annual contribution (expressed as a percentage of covered compensation) to a participant which, together with projected investment returns, will be sufficient to provide an annual retirement benefit at age 65 equal to the difference between (i) 55% of projected final average three year compensation (salary plus annual incentive award, if any) and (ii) the aggregate benefit provided under all other retirement plans maintained by the Company. Such benefit is prorated to the extent that years of service total less than 30. Participants will invest such contributions in notional investment options. Nineteen executives of the Company and its subsidiaries (including Messrs. Kelly, Haeck, Hipple, Huge, and Moran) currently are included in the Restated Plan. Mr. Hoag, who retired effective January 31, 1999, was not a participant in the Restated Plan.

     With regard to participants who were also in the predecessor Benefit Plan (which includes Messrs. Kelly, Huge and Moran), annual contributions will be increased, if necessary, at retirement to provide a retirement benefit equivalent to the defined benefit to which these participants would have been entitled had the provisions of the predecessor Benefit Plan remained in effect. These participants (along with Mr. Hoag) would also be provided the survivor and disability benefits included in the predecessor Benefit Plan.

  Predecessor Plan

     Under the predecessor Benefit Plan, the maximum retirement benefit was 50% of final average compensation (as defined below) after 15 years of participation or upon attaining normal retirement age, whichever should first occur, after offsetting for amounts payable under all other existing retirement benefits. For participants whose employment terminated prior to normal retirement age and prior to 15 years of participation, benefits accrued at the rate of 3 1/3% of final average compensation per year of participation (prorated for each calendar month during which the participant participated for at least one day). Final average compensation was a participant's average annual compensation (base salary plus awards under the Annual Incentive Program) for the 36 consecutive months which yielded the highest average compensation while a participant. Retirement benefits were payable at the later of a participant's termination of employment or normal retirement age or before normal retirement age with approval of the Board of Directors of the

Company. Normal retirement age under the Benefit Plan was age 62 for individuals becoming participants as of or after January 1, 1985 and age 60 for those who became participants prior to January 1, 1985.

     The disability benefit provided in the predecessor Benefit Plan was equal to 100% of final average compensation for one year and 50% thereafter and a survivor benefit payable to a participant's spouse (until death) and, subsequently, to the participant's children collectively (until the last child reached age 21). The survivor's benefit for active and disabled participants was 25% of final average compensation. Similar survivors of retired participants would have received in the aggregate a benefit of 50% of the relevant participant's pension. Furthermore, survivors of former participants who died while still employed by the Company would have received a benefit of 50% of the pension accrued while an active participant.

     Five executive officers of the Company and its subsidiaries (including Messrs. Kelly, Huge and Moran) are participants in the predecessor Benefit Plan. Mr. Hoag, who retired effective January 31, 1999, is also a participant of the predecessor plan. The Company closed the Benefit Plan to new participants at year end 1993. As of December 31, 1998, the annualized compensation of Messrs. Hoag, Kelly, Huge and Moran covered by the Benefit Plan was approximately $1,155,000, $990,000, $640,000 and $409,440, respectively. As of December 31,
1998, Messrs. Hoag, Kelly, Huge and Moran were credited with 15, 9, 6 and 6 years of participation, respectively. The following table shows the estimated annual benefits payable upon retirement under the Benefit Plan for employees in the classifications specified.

       AGE/YEARS                      ANNUAL COVERED COMPENSATION--THREE-YEAR AVERAGE
           OF             ------------------------------------------------------------------------
     PARTICIPATION          $300,000      $450,000   $600,000   $750,000   $1,000,000   $1,120,000
     -------------          --------      --------   --------   --------   ----------   ----------
                                                  ESTIMATED ANNUAL BENEFIT
Before Normal Retirement
  Age
  5 years                   $ 50,000      $ 75,000   $100,000   $125,000    $166,667     $186,667
  10 years                  $100,000      $150,000   $200,000   $250,000    $333,333     $373,333
  15 years                  $150,000      $225,000   $300,000   $375,000    $500,000     $560,000
At Normal Retirement Age
  (60/62)                   $150,000      $225,000   $300,000   $375,000    $500,000     $560,000

------------

Note: Benefits will be reduced by Social Security benefits and retirement and disability benefits payable under other Company plans. For those individuals who became participants after December 31, 1984, benefits are also reduced to the extent benefits are payable by retirement plans of former employers.

  Other Prior Retirement Plans

     Officers included in the Summary Compensation Table, except for Mr. Huge, were also covered by defined benefit plans at the Company and its steel subsidiary, which have been frozen. Assuming retirement at age 65, the aggregate annual benefit payable to Messrs. Kelly, Haeck, Hipple, Huge and Moran under these frozen defined benefit retirement plans will be approximately $75,450, $14,520, $6,230, $0 and $35,975, respectively. The annual benefit payable to Mr. Hoag, who retired effective January 31, 1999, is $109,384, which will be reduced to $98,151 due to his election of an optional form of benefit.

     With respect to Messrs. Kelly, Haeck, Hipple and Moran, their annual retirement benefits under the frozen defined benefit plans described in the immediately preceding paragraph are taken into account in calculating the annual contribution under the Restated Plan and are taken into account as offsets to any additional amount otherwise payable to them under the predecessor Benefit Plan. In

Mr. Huge's case, his annual retirement benefit at his prior employer is offset against any additional amount payable under the predecessor Benefit Plan.

     Mr. Hoag's aggregate annual retirement benefit consists of (1) $500,000 payable annually from annuities purchased by the Company pursuant to the terms of Mr. Hoag's employment agreement with the Company which was approved by the bankruptcy court while the Company was in reorganization proceedings; (2) $98,151 payable annually from the Company's retirement plans described above; and (3) $54,000 payable annually from annuities purchased by the Company pursuant to the terms of the Company's predecessor Benefit Plan. In addition, Mr. Hoag was a participant in the Company's broad-based defined contribution plan; the contributions to Mr. Hoag under such plan for 1998 are included in the amounts shown in the Summary Compensation Table.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLANS

  Executive Severance Pay Plan

     The Company has an Executive Severance Plan (the "Severance Plan") which provides severance benefits for certain key executives (including Messrs. Kelly, Haeck, Hipple, Huge, and Moran) if the executive's employment is involuntarily terminated for reasons other than cause. Until his retirement, Mr. Hoag was also a participant in such plan. The Severance Plan provides for the following to be included in calculating the severance benefit: (i) base salary and (ii) bonus award, if any, payable under the Company's Annual Incentive Plan using a combination of actual corporate and target individual performance criteria for that year. During the period for which severance benefits are paid, the executive will continue to participate in the Company's life and health insurance and retirement plans.

     The maximum period during which plan benefits will be paid ranges from 6 to 24 months depending upon the participant's position level. The benefit (as defined above) payable under the Severance Plan to the executives named in the Summary Compensation Table is as follows: Mr. Kelly-24 months; Mr. Haeck-12 months; Mr. Hipple-12 months; Mr. Huge-12 months; and Mr. Moran-12 months. The severance payments would be offset by compensation earned by such executives from other employers and/or payments made under the Change in Control Severance Pay Plan described below. Members of senior management, including the six officers named in the Summary Compensation Table, will be required to enter into a non-compete agreement with the Company and release the Company from all employment-related liabilities as a condition to receiving payments under the Severance Plan.

  Executive Change in Control Severance Pay Plan

     The Company also has an Executive Change in Control Severance Pay Plan (the "CIC Plan") which covers the senior executives of the Company and certain senior executives of its subsidiaries, including Messrs. Kelly, Haeck, Hipple, Huge, and Moran. Until his retirement, Mr. Hoag was also a participant in such plan. The purposes of the CIC Plan are to assure continuity of management by establishing certain minimum severance benefits for such executives in the event of a "change in control" (as defined below), and to insure that such executives discharge their duties in respect of any proposed or actual change in control without concern for their personal employment security. Benefits are payable under the CIC Plan only if a change in control has occurred and within 24 months thereafter a covered executive's employment is terminated by the Company other than for cause (as defined) or, in the case of Messrs. Kelly, Huge and Moran, if the executive terminates his employment for good reason. Good reason is defined in the CIC Plan as an adverse change in the executive's position, authority, responsibilities, salary or incentive targets, benefits, location of employment or travel schedule.

     Benefits payable under the CIC Plan include the following: a lump sum payment equal to two times the named executive's current base salary and annual incentive target award (three times in the case of Mr. Kelly), the continuation of certain welfare plans, and the provision of financial counseling and outplacement services. Further, the Company will make an additional payment in an amount such that, after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

     In addition, upon an executive's termination under the terms of the CIC Plan, awards under the Company's Amended and Restated Management Incentive Program, and any successor or similar plan, will accelerate, including the vesting of stock options, the release of restrictions on restricted stock, and the receipt of performance share awards for the measurement period not yet expired or otherwise not vested, earned as if management objectives have been met at the target level. The terminated executive would also receive a retirement contribution based on the amount of the lump sum payment and a lump sum payment equal to the executive's balance under the LTV Executive Deferred Compensation Plan. As a condition to receiving such benefits, the executive must enter into certain confidentiality, non-solicitation and non-competition agreements. Payments under the CIC Plan are in lieu of payments under the Severance Plan described above.

     For purposes of the CIC Plan, any of the following events will be deemed to be a change in control of the Company: (a) acquisition by a person or entity (excluding certain qualified owners such as a Company employee benefit plan or an owner whose acquisition was approved by the then incumbent Board) of 15% or more of the Company's voting securities (as defined); (b) change in more than one-half of the incumbent Board of Directors or their approved successors; (c) consummation of a reorganization, merger or consolidation of, or sale of substantially all of the assets of, the Company or its principal steelmaking subsidiary, LTV Steel Company, Inc., unless substantially all stockholders receive two-thirds or more of the stock of the resulting entity, a majority of the Board of Directors of the resulting entity were members of the incumbent Board, and no person or entity owns more than 20% of the stock of the resulting company; or (d) liquidation or dissolution of the Company.

     The CIC Plan provides for a rolling three-year term, which is automatically extended on each anniversary of the CIC Plan unless the Company gives notice that it does not intend to extend the term of the CIC Plan.

EMPLOYMENT, RETIREMENT AND NON-COMPETITION AGREEMENT

     On December 28, 1998, the Company and Mr. Hoag entered into an Employment, Retirement and Non-Competition Agreement (the "Agreement"). The Agreement provides for Mr. Hoag's continued employment as Chairman until his retirement on January 31, 1999. During the employment period, Mr. Hoag will receive his base salary and annual incentive opportunity, and continue to participate in welfare and pension benefit plans, programs and perquisites on the same basis as when he was the Chief Executive Officer of the Company. The Agreement provides for the vesting of and lapse of restrictions on his retirement date of all unvested equity awards granted or awarded to Mr. Hoag under the Management Incentive Program ("MIP") including (i) the 8,600 restricted shares awarded on October 27, 1994, (ii) all options to acquire Common Stock of the Company granted on or before January 31, 1999, (iii) the 28,000 performance shares awarded on April 27, 1997, and the 28,000 performance shares awarded on February 26, 1998 (provided that payment with respect to such performance shares will be made following the end of the respective performance periods specified in such awards, and will reflect the actual performance of the Company during the respective performance periods set forth in such awards), (iv) the 1,500 restricted shares awarded under the Management Stock Acquisition Program ("MSAP") portion of the MIP plus any reinvested dividends, (v) the 4,128 matching restricted shares awarded under the MSAP plus any reinvested dividends, and (vi) any matching restricted shares resulting from Mr. Hoag's deferral of a portion of his bonus for 1998 under the Annual Incentive Program portion of the MIP.

     Under the Agreement, Mr. Hoag will receive a non-compete fee of $25,000 per month for the period commencing February 1, 1999, and ending on the earlier of January 31, 2002 or his death, in exchange for Mr. Hoag's agreement not to engage in activities competitive with the Company in North America. The Agreement also includes confidentiality and non-solicitation commitments by Mr. Hoag, and he has agreed to make himself available for consultation with and advice to the Board of Directors at mutually agreeable times and periods.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Contracts and Certain Commercial Relationships

     In the ordinary course of business, the Company and its subsidiaries have engaged in transactions with other corporations whose directors or officers are members of the Board of Directors of the Company. All such transactions, including those described in the next paragraph, were conducted on an arm's length basis and on terms competitive with those generally available in the marketplace at the time.

     In 1998, the Company paid $12.8 million for technical assistance and other fees, steel mill product and dividends on preferred stock and sold $14.7 million of steel product to Sumitomo and its affiliates. Subsidiaries of the Company and of Sumitomo also are partners in two electro-galvanizing line joint ventures and a steel mini-mill joint venture. The Company paid an aggregate of $97.1 million in processing fees to the electro-galvanizing partnerships in 1998, and such partnerships paid an aggregate of $5.2 million in rent and related fees to the Company in 1998. Sumitomo and its affiliates are a significant stockholder of the Company. See "Security Ownership of Directors, Management and Principal Stockholders."

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation and Organization Committee of the Board of Directors, composed exclusively of independent, non-management directors, has the responsibility to review and approve compensation and benefit programs for all officers of the Company. In addition, the Committee reviews compensation and benefit programs applying to all non-union represented salaried employees. The Committee meets with Towers Perrin, an internationally recognized independent executive compensation consultant, and obtains survey data on competitive pay and benefit practices.

     Steel producers operate in a highly competitive and cyclical market environment. Business cycles can have wide variations in intensity and duration. The investments needed to maintain a leadership position are significant and require an extended period of time to see a satisfactory profit return. The Committee considers these conditions in administering the senior management compensation program.

     The Committee has set forth the following principles that underlie compensation awards:

        - In order to align the interests of its executives with those of the Company and its stockholders, a substantial portion of executive compensation should be "at risk" and based upon stock price and the attainment of pre-set performance goals established by the Committee.

        - The Company's compensation program should strongly encourage significant management ownership of the Company's Common Stock.

        - The senior management compensation program should be competitive.

     In implementing these principles, the Committee compares performance, compensation levels and compensation programs of the Company with other integrated carbon flat roll steel companies (a peer group consisting of Armco/AK Steel, Bethlehem Steel, Inland, National Steel and USX-Steel Group -- the "Compensation Comparison Group"). The companies in the Compensation Comparison Group (excluding Inland) plus Wheeling-Pittsburgh and Weirton are the companies in the Performance Graph (the "Performance Graph Companies"). The Committee also reviews compensation practices of both a broader group of steel companies, which consists of the Performance Graph Companies plus Nucor, and comparably sized companies in general industry.

     During 1998, Inland Steel was purchased by Ispat International N.V. In addition, Wheeling-Pittsburgh purchased Handy & Harman, altering
Wheeling-Pittsburgh's mix of business significantly. As a result, Wheeling-Pittsburgh was dropped from the Comparison group for Annual Incentive Program (AIP) purposes beginning in 1998 and Inland was dropped from the Performance Graph group in 1998.

  Overview of LTV Senior Management Compensation Program

     The mix of salary, annual incentive and long-term incentive varies based on management level and on competitive market practices. For positions with major corporate responsibility, including those executive officers named in the Company's Summary Compensation Table ("Named Executives"), between 55% and 70% of the value of target total direct compensation (salary, annual incentive and long-term incentives) is represented by at-risk annual and long-term incentives (with the balance in salary). For positions with lesser impact, salary represents a higher proportion of total direct compensation. The Committee has broad discretion within the limitations of the Amended and Restated Management Incentive Program ("AMIP") to administer the program's provisions.

     In its entirety, the senior management compensation program is expected to focus executives on creating stockholder value and to attract and retain outstanding individuals. The Committee emphasizes total direct compensation consisting of salary, annual incentive and long-term incentive, rather than a single element. The Committee has also established stock ownership guidelines for senior management.

     Additionally, all salaried employees, including each Named Executive, are eligible to participate in the LTV Capital Accumulation Plan and Supplemental Management Retirement Plan which includes a provision to match a specified portion of the employee's contributions. Matching contributions made to the accounts of Named Executives in 1998, which are invested in shares of the Company's Common Stock or invested notionally in Common Stock, are included in the accompanying Stock Ownership Table.

  Salary

     Salaries are targeted in the middle range of the Compensation Comparison Group. Salary adjustments are determined by evaluating the responsibilities of the position, the competitive salary for the position (using as a target the middle range of salaries of comparable positions in the Compensation Comparison Group and similarly sized general industry companies), the experience of the incumbent, the performance of the incumbent and the performance of the Company.

  Annual Incentive Opportunity

     The Annual Incentive Program rewards individuals for meeting annual corporate and individual objectives. Under the AIP, weighted objectives (using performance measurements and goals) are established in advance each year by the Committee. The Committee has currently set annual incentive "targets" which it believes are 5 to 10 percentage points above the middle range of annual incentive targets for the Compensation Comparison Group, reflecting the risk that payments under the AIP may be less than target levels because the Committee has established aggressive performance targets. Annual incentive awards are determined by measuring actual performance against these objectives. Objectives are based on a combination of corporate and individual performance criteria for most plan participants.

     The Committee, working with senior management, is responsible for measuring the attainment of all corporate and individual objectives and goals for corporate officers. Members of senior management are responsible for measuring the attainment of individual goals for all other participants. The Committee has the responsibility to review and approve all awards prior to payment. Based on position impact and competitive pay opportunities, target annual incentive opportunities range from 40% to 65% of salary. Actual individual awards often vary above and below target levels. The Committee has the discretion to make these awards in either cash or Common Stock.

     For 1998, the Committee established the following financial objectives and other focus objectives (which will change from year to year). The Committee placed its primary emphasis on return on net assets ("RONA") relative to an internal standard, and adjusted earnings per ton relative to the Performance Graph Companies (less Wheeling-Pittsburgh as previously noted) plus Inland. The weight of these two measures comprises 60% of the total, each providing 30%. Achieving the Company's growth initiatives for the year was allocated 10% of the award. The remaining 30% weight was allocated equally to various internal objectives including safety, quality/customer satisfaction, cost reduction, information technology, environmental, and equipment performance. The Committee reviewed senior management's performance against these objectives, considered the market environment in which the Company operated for the year, and used its judgment and discretion in determining the awards.

  Long-Term Incentive Opportunity

     The Company's Long-Term Incentive Program ("LTIP") provides compensation tied to stock performance and encourages executives to increase their holdings of Common Stock. The Company has used fixed LTIP target opportunity levels since it emerged from bankruptcy in 1993. The current targets were originally set in 1994 and updated in 1997. The target LTIP opportunity levels are intended to position the Company within the range of competitive practice for the Compensation Comparison Group and comparably sized companies in general industry at the time the targets are established. The inclusion of general industry data reflects the growing influence of broader industry practice on the Company's ability to attract and retain senior executives.

     The Company's primary long-term incentive vehicles are stock options and performance shares. For the majority of LTIP participants, stock options comprise 100% of the individual's LTIP opportunity. Performance shares are provided to approximately 25 senior managers (including the Named Executives). For those executives who receive performance shares, stock options represent approximately 70% of the target value, and performance shares make up the remaining 30%.

     In addition to stock options and performance shares, the Company also selectively uses time-lapse and performance vesting restricted stock. Such restricted stock is generally used in new hire, retention, and promotion situations, as well as in the Management Stock Acquisition Program (described below), which was designed to encourage greater stock ownership among executives. The Company currently does not make broad-based time-lapse vesting restricted stock grants.

     Both the stock option and performance share plans are intended to focus and reward executives on creating stockholder value. Stock options emphasize the Company's absolute share price appreciation, while performance shares emphasize the Company's relative stockholder value creation as compared to the Performance Graph Companies (Armco/AK Steel, Bethlehem Steel, National Steel, Weirton, Wheeling-Pittsburgh and USX-Steel Group) plus Nucor. In total, the expected value at grant of stock options and performance shares is intended to result in target long-term incentive awards within the range of competitive practice for the Compensation Comparison Group and comparably sized companies in general industry.

     The Company encourages stock ownership among all employees in order to emphasize the importance of stockholder value creation. The Committee has established formal stock ownership guidelines for each participant in the LTIP. Executives are required to maintain specific stock ownership levels, based on a multiple of salary at the time the levels were established, in order to continue participation in the LTIP.

     To facilitate executives meeting these guidelines, the Company introduced a Management Stock Acquisition Program for 1997 and 1998. Prior to the introduction of this program, the ability of executives to purchase the Company's Common Stock had been limited because the Company's current stock was not issued until 1993. This program was intended to encourage executives to increase their holdings of the Company's Common Stock through direct purchases or exchanges of current cash compensation on a deferred basis for the Company's Common Stock. For every four shares of Common Stock acquired under this program, the Company granted the executive one restricted share. If the acquired shares are held for a minimum of three years, the restrictions are lifted on the restricted shares. All of the Named Executives participated in this program during 1998. This program expired in 1998.

     The Committee believes that the executive compensation program is highly performance-oriented and provides a strong alignment of management's interests with those of the stockholders.

  1998 Corporate Performance and CEO Compensation

     Effective September 1, 1998, Mr. Hoag resigned as Chief Executive Officer of the Company and Peter Kelly was named the CEO. Mr. Hoag remained with the Company as Chairman through January 31, 1999, at which time he retired from all positions with the Company.

     Prior to announcing his retirement, Mr. Hoag's salary was increased in 1998 from $660,000 to $700,000. The increase was made to maintain Mr. Hoag's salary within the middle range of salaries of comparable positions in the Compensation Comparison Group.

     Under the Annual Incentive Program, Mr. Hoag's target award was 65% of base salary. Mr. Hoag's Annual Incentive Program award of $164,000 is based upon 1998 performance against the goals discussed earlier under the section titled "Annual Incentive Opportunity".

     In 1998, a stock option for 107,400 shares was granted to Mr. Hoag under the LTIP. In addition, Mr. Hoag was granted 28,000 performance shares for the 1998-2001 cycle of the LTIP. These grant levels are consistent with 1997 grant levels.

     In connection with Mr. Hoag's retirement, the Committee approved the Employment, Retirement and Non-Competition Agreement described herein, which provides for the vesting of all equity awards granted under the MIP to Mr. Hoag, certain employee benefits and for the payment of a non-compete fee to him of $25,000 per month for the period commencing February 1, 1999, and ending on the earlier of January 31, 2002 or his death. See the description of such agreement under "Employment, Retirement and Non-Competition Agreement."

     In his previous position as Chief Operating Officer and President, Mr. Kelly's salary was increased in 1998 from $450,000 to $470,000. This increase was intended to maintain Mr. Kelly's salary within the middle range of salaries of comparable positions in the Compensation Comparison Group. Effective with Mr. Kelly's assumption of CEO responsibilities as of September 1, 1998, his salary was increased to $600,000. This increase was intended to bring Mr. Kelly's salary closer to but slightly below the middle range of salaries for comparable positions in the Compensation Comparison Group, recognizing his brief tenure in the new position.

     Under the Annual Incentive Program, Mr. Kelly's target award for 1998 was 65% of base salary of $600,000, consistent with the target percentage before his promotion. Mr. Kelly's Annual Incentive Program award of $140,000 is based upon 1998 performance against the goals discussed earlier under the section titled "Annual Incentive Opportunity".

     In 1998, Mr. Kelly received a grant of 46,500 stock options and 12,100 performance shares in accordance with the Company's regular long-term incentive program. These grant levels are consistent with 1997 grant levels. Mr. Kelly also deferred $127,600 of cash compensation with respect to 1998 compensation into Company Common Stock and received 5,059 shares of restricted stock under the Management Stock Acquisition Program. Upon his promotion to CEO, Mr. Kelly received an additional 150,000 stock options and 30,000 shares of restricted stock. One-third of the stock options granted upon his promotion become exercisable one year from grant, an additional one-third become exercisable after LTV's stock price reaches $10.00 but not sooner than one year after the grant, and the final one-third become exercisable after LTV's stock price reaches $15.00 but not sooner than one year after the grant. One-third of the restricted shares vest three years after grant, one-third vest after LTV's stock price reaches $10.00 but not sooner than one year after the grant, and the final one-third become exercisable after LTV's stock price reaches $15.00 but not sooner than one year after the grant. This special grant is designed to reward and recognize Mr. Kelly's assumption of CEO responsibilities and provide extra incentive to increase stockholder value. The Committee believes the above actions further align Mr. Kelly's interests with those of the Company's stockholders.

  Policy Regarding Section 162(m)

     The Committee's policy is that, effective for awards made after 1995, executive compensation should be provided in such a manner as to comply with the rules governing the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

  Conclusion

     The Committee believes the compensation program was prudently administered during 1998 and that the overall design, and objectives of the program are consistent with the long-term interests of the Company and its stockholders.

                                THE COMPENSATION AND ORGANIZATION COMMITTEE

                                    STEPHEN B. TIMBERS--CHAIRMAN
                                    WILLIAM H. BRICKER
                                    JOHN E. JACOB
                                    EDWARD C. JOULLIAN III
                                    VINCENT A. SARNI

PERFORMANCE GRAPH

     The following graph compares the total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P Index") and a Company-constructed peer group of publicly traded domestic integrated steelmakers consisting of Bethlehem Steel Corporation, National Steel Corporation, Weirton Steel Corporation, Wheeling-Pittsburgh, USX Corporation-Steel Group and Armco Inc./AK Steel Holding Corporation (the "Peer Group"). Armco Inc., in a recapitalization, transferred its carbon steel business to a wholly-owned subsidiary of AK Steel Holding Corporation at the end of March 1994. Accordingly, the index includes Armco Inc. for that period in the performance graph prior to the divestiture and AK Steel Holding Corporation for the period thereafter. Additionally, the domestic steel producing assets of Inland Steel Corporation were purchased by Ispat International N.V. in 1998, and the financial results of these domestic operations are no longer reported publicly on a stand alone basis. Accordingly, Inland Steel Corporation was removed from the Peer Group this year for all periods shown in the graph.

     The graph assumes the investment of $100 in the Company's Common Stock, the S&P Index and the Peer Group on December 31, 1993 with immediate reinvestment of all dividends. The Peer Group total return has been weighted for market capitalization based on information contained in the public filings of members of the Peer Group.

                          LTV COMMON STOCK PERFORMANCE
                LTV VS. TOTAL RETURNS OF S&P 500 AND PEER GROUP

                                                         S&P 500                       LTV                     PEER GROUP
                                                         -------                       ---                     ----------
DEC-93                                                   100.00                      100.00                      100.00
DEC-94                                                   101.00                      102.00                       90.83
DEC-95                                                   139.00                       85.00                       77.56
DEC-96                                                   171.00                       74.00                       71.42
DEC-97                                                   228.00                       62.00                       73.35
DEC-98                                                   293.00                       37.00                       64.83

PEER GROUP: MARKET WEIGHTED INDEX COMPRISED OF ARMCO/AK STEEL, BETHLEHEM STEEL, NATIONAL STEEL, WEIRTON, WHEELING-PITTSBURGH AND USX-STEEL GROUP.

                 CLOSING PRICE INDEXED ON DECEMBER 31, 1993=100

--------------------------------------------------------------------------------

PROPOSAL TO RATIFY SELECTION OF INDEPENDENT AUDITORS

     Ernst & Young LLP and their predecessors have been the auditors for the Company since 1957. Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to be the independent auditors of the Company for the year ending December 31, 1999. The Board of Directors will offer a resolution at the 1999 Annual Meeting to ratify this selection. It is anticipated that representatives of Ernst & Young LLP will be present at the 1999 Annual Meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2000 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company by November 8, 1999 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting.

     The Company has provisions in its By-Laws intended to promote the efficient functioning of its annual meetings. The provisions describe the Company's right to determine the time, place and conduct of stockholder meetings, require advance notice by mail or delivery to the Company of stockholder proposals or director nominations for annual meetings and require persons wishing to conduct a solicitation of written consents of stockholders or to call a special meeting of stockholders to apply to the Board of Directors to set a record date for the consent solicitation or to determine whether the requisite number of stockholders desire to call a special meeting.

     Under the By-Laws, stockholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to the announced Tentative Meeting Date of (i) business the stockholder is proposing for consideration at that meeting and (ii) persons the stockholder intends to nominate for election as directors at that meeting. The Tentative Meeting Date for the 2000 Annual Meeting is April 28, 2000.

     The Board Affairs Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors at the 2000 Annual Meeting. A stockholder wishing to nominate a candidate for election to the Board should give written notice to the Secretary of the Company of his or her intention to make such a nomination in accordance with the procedure described above and furnish a written consent by such nominee that he or she agrees to the nomination and will serve if elected. The notice of nomination should contain background information about both the nominee and the stockholder making the nomination. The Company may also require that the proposed nominee furnish additional information to determine that person's eligibility to serve as a director.

     Notices and proposals or nominations should be addressed to Glenn J. Moran, Senior Vice President, General Counsel and Secretary, The LTV Corporation, 200 Public Square, Cleveland, Ohio 44114-2308.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the 1999 Annual Meeting any matters other than those specified in the notice of the meeting, and, except for one stockholder proposal omitted in accordance with the rules and regulations of the Securities and Exchange Commission, it does not know of any business which persons other than the management intend to present at the meeting. Should any business requiring a vote of the stockholders, which is not specified in the notice, properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Glenn J. Moran
                                          Senior Vice President,
                                          General Counsel and Secretary

Cleveland, Ohio
March 5, 1999

                                    LTV LOGO

                              The LTV Corporation
                 200 Public Square - Cleveland, Ohio 44114-2308

                              THE LTV CORPORATION
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1999
               This Proxy is solicited by the Board of Directors


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE LTV CORPORATION ("LTV") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 23, 1999. The undersigned hereby appoints Peter Kelly and Glenn J. Moran, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all shares of LTV Common Stock which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of LTV to be held on April 23, 1999, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given, on all matters as may properly come before said meeting. WITH RESPECT TO SHARES REGISTERED IN YOUR NAME, THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

This card also provides voting instructions for shares held in The LTV Steel Group Employee Stock Ownership Plan ("ESOP"), The LTV Steel Stock Bonus Plan ("Bonus Plan"), The LTV Steel Retirement Plan ("Retirement Plan") and the LTV Capital Accumulation Plan ("CAP"). If you are a participant in any of these plans and have shares of Common Stock of LTV allocated to your plan account, please read the following authorization to the Trustee of these plans as to the voting of such shares.

Trustee's Authorization. The undersigned authorizes Mellon Bank, N.A. as Trustee under the ESOP, Bonus Plan, Retirement Plan or CAP, as the case may be, to vote all shares of common Stock of LTV allocated to the undersigned's account under such plan(s) (as shown on the reverse side) at the Annual Meeting in accordance with the Instructions on the reverse side.

If you do not return your signed proxy card, the Trustee will vote any shares held in the three plans in the same proportion as it votes those plan shares with respect to which it does receive voting instructions on each matter to be voted upon at the meeting.

Individual voting instructions will be held in confidence by the Tabulating Agent and Trustee and will not be divulged to LTV, its employees or other third parties.

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS NOS. 1 AND 2.


                              FOLD AND DETACH HERE


THE LTV CORPORATION
                                                       ANNUAL
                                                       MEETING OF
                                                       STOCKHOLDERS
                                                       April 23, 1999, 9:00 a.m.


In an effort to minimize the expenses associated with the solicitation of proxies, participants in the LTV employee plans referenced on the reverse side who are also registered owners of LTV Common Stock will receive only one proxy card. IF YOU ARE A PLAN PARTICIPANT, PLEASE RETURN THIS
PROXY CARD ON OR BEFORE APRIL 19, 1999 TO ENSURE
THAT YOUR VOTES WILL BE COUNTED.

                                                                       ----
                                                          Please mark | X  |
                                                         your votes as ----
                                                          indicated in
                                                          this example


 ----------------------------------------------------------------
| THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 |
 ----------------------------------------------------------------

1.   Election of Directors
     NOMINEES:  SECOND CLASS: JOHN E. JACOB, EDWARD C. JOULLIAN, III, SAMUEL K.
                SKINNER

 FOR           WITHHELD       For, except vote withheld from the following
 ----            ----         nominee(s):
|    |          |    |
 ----            ----         --------------------------------------------------


2.   To vote to ratify the selection of auditors


  FOR     AGAINST   ABSTAIN
  ----     ----      ----                                     Plan to      ----
 |    |   |    |    |    |                                Attend Meeting  |    |
  ----     ----      ----                                                  ----









SIGNATURE(S)                            SIGNATURE(S)
           ---------------------------               ---------------------------
DATE                      ,1999
    ----------------------
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON: JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OF GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                             FOLD AND DETACH HERE


THE LTV CORPORATION
                                                       ANNUAL
                                                       MEETING OF
                                                       STOCKHOLDERS
                                                       April 23, 1999, 9:00 a.m.


In an effort to minimize the expenses associated with the solicitation of proxies, participants in the LTV employee plans referenced on the reverse side who are also registered owners of LTV Common Stock will receive only one proxy card. IF YOU ARE A PLAN PARTICIPANT, PLEASE RETURN THIS
PROXY CARD ON OR BEFORE APRIL 19, 1999 TO ENSURE
THAT YOUR VOTES WILL BE COUNTED.